UNITED STATES         OMB APPROVAL
                             SECURITIES AND EXCHANGE    OMB Number:
                                   COMMISSION           3235-0145
                             Washington, D.C. 20549
                                                        ------------------------
                                   SCHEDULE 13G         Expires:
                                                        February 28, 2006
                                                        ------------------------
                                                        Estimated average burden
                                                        hours per response. . 11
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                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                         Mile Marker International, Inc.
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                   599214 202
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
    |_|     Rule 13d-1(b)
    |_|     Rule 13d-1(c)
    |X|     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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CUSIP No. 599214-202
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     1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
            Leslie J. Aho
            --------------------------------------------------------------------

     2.     Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)    |_|
                   -------------------------------------------------------------
            (b)    |_|
                   -------------------------------------------------------------

     3.     SEC Use Only
            --------------------------------------------------------------------

     4.     Citizenship or Place of Organization
            USA
            --------------------------------------------------------------------

                   5.     Sole Voting Power

                          ------------------------------------------------------
 Number of
 Shares            6.     Shared Voting Power
 Beneficially
 Owned by                 ------------------------------------------------------
 Each
 Reporting         7.     Sole Dispositive Power
 Person With
                          ------------------------------------------------------

                   8.     Shared Dispositive Power
                          1,588,750
                          ------------------------------------------------------

     9.     Aggregate Amount Beneficially Owned by Each Reporting Person
            1,623,750
            --------------------------------------------------------------------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
            N/A
            --------------------------------------------------------------------

     11.    Percent of Class Represented by Amount in Row (9)
            15.70%
            --------------------------------------------------------------------

     12.    Type of Reporting Person (See Instructions)
            IN
            --------------------------------------------------------------------


Item 1.
            (a)   Name of Issuer
                  Mile Marker International, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices
                  2121 Blount Road
                  Pompano Beach, FL 33069
                  --------------------------------------------------------------

Item 2.
            (a)   Name of Person Filing
                  Leslie J. Aho

                  --------------------------------------------------------------
            (b) Address of Principal Business Office or, if none, Residence 2121 Blount Road, Pompano Beach, FL 33069
                  --------------------------------------------------------------
            (c)   Citizenship
                  USA
                  --------------------------------------------------------------
            (d)   Title of Class of Securities
                  Common Stock, par value $0.001 per share
                  --------------------------------------------------------------
            (e)   CUSIP Number
                  599214-202
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
            Not Applicable.
            (a)   |_|   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).
            (b)   |_|   Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).
            (c)   |_|   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).
            (d)   |_|   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).
            (e)   |_|   An investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E);
            (f)   |_|   An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F);
            (g)   |_|   A parent holding company or control person in accordance
                        with ss. 240.13d-1(b)(1)(ii)(G);
            (h)   |_|   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i)   |_|   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



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


Item 4.      Ownership
             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
              (a)  Amount beneficially owned:

                   See Item 9 of the cover pages attached hereto.
                   -------------------------------------------------------------
              (b)  Percent of class:

                   See Item 11 of the cover pages attached hereto.
                   -------------------------------------------------------------
              (c)  Number of shares as to which the person has:

                   See Items 5 through 8 of the cover pages attached hereto.
                   -------------------------------------------------------------
                   (i)   Sole power to vote or to direct the vote

                          See Item 5 of the cover page attached hereto
                         -------------------------------------------------------
                   (ii)  Shared power to vote or to direct the vote

                          See Item 6 of the cover page attached hereto
                         -------------------------------------------------------
                   (iii) Sole power to dispose or to direct the disposition of

                          See Item 7 of the cover page attached hereto
                         -------------------------------------------------------
                    (iv) Shared power to dispose or to direct the disposition
                         of

                          See Item 8 of the cover page attached hereto
                         -------------------------------------------------------

Item 5.      Ownership of Five Percent or Less of a Class
             Not Applicable.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
             Not Applicable.

Item 8.      Identification and Classification of Members of the Group
             Not Applicable

Item 9.      Notice of Dissolution of Group
             Not Applicable.

Item 10.     Certification
             Not Applicable.



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


                                    SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 9, 2007

                                              s/s    LESLIE J. AHO

                                      By:
                                          -------------------------------------
                                      Name:       Leslie J. Aho



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